UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials were first posted by United States Steel Corporation to its internal company news application, X App, on January 15, 2024.

X Employee Update Letter – X App version

Published: Monday, January 15, 2024 – 4:50 p.m. Eastern; updated 7:35 p.m. Eastern

Headline (80-character limit): Update from Dave Burritt on Transaction with Nippon Steel

Description (300-character limit): Burritt shares his perspective on why this transaction is truly the best outcome and our engagement with the USW during this transaction process.

Accompanying visual:

Body copy:

Dear Colleagues,

This is an exciting time for all of us at U. S. Steel, given our pending transaction with Nippon Steel (NSC). I have gotten to know the NSC team better over the past month and am thrilled about our partnership. I assure you, NSC is committed to honoring all collective bargaining agreements in place with the USW and is excited about U. S. Steel retaining its iconic name, brand, and headquarters in Pittsburgh.

This is truly the best outcome. In partnership with NSC, U. S. Steel will be able to achieve new levels of excellence as part of a larger, more diversified organization with access to global innovations. NSC has a proven track record of investing in and operating steel mill facilities, and U. S. Steel will be well-positioned for long-term growth and a stronger future. As part of this future, we will continue to advance our mined, melted and made in America products while taking full advantage of NSC’s increased R&D capabilities that are second to none. We are also confident that U. S. Steel and NSC will be able to provide increased certainty in the future of steelmaking through operating blast furnaces sustainably and profitably in America.

I have gained a lot from speaking with many of you about our combination and have appreciated the feedback you have shared. I would like to address our engagement with the USW during this transaction process and clarify some things regarding USW’s right to bid, the Basic Labor Agreement (BLA), and successorship language.

Here is the bottom line:

•	Right to Bid: The BLA requires the Company to provide notice to the USW of a potential transaction, and 45 days to submit its own bid. The BLA does not grant the USW the right to prevent a potential transaction that our Board ultimately decides is superior to any bid by the USW, or by any party it assigns its right to. Additionally, the BLA does not provide the USW with the right to try to outbid, or “top,” a superior transaction with another party that has been approved by our Board.

•	Basic Labor Agreement: U. S. Steel complied with its notification obligations under the BLA. Early in the process, the USW endorsed and assigned its rights to, Cleveland Cliffs. As part of our strategic alternatives review process, we then signed an NDA with Cleveland Cliffs. Both the USW and its assignee were given more than 45 days’ notice before we entered into the merger agreement with NSC, and the USW’s assignee was given full information about the process and timeline on an equal footing with all other bidders, but ultimately did not come up with the winning bid.

•	Successorship: In a transaction involving the sale of the entire Company, as we have here, the BLA calls for any purchaser (or successor) to assume the terms of the existing BLA and any other agreements applicable to the USW-represented employees covered by the BLA. The BLA further requires the purchaser to recognize the USW as the bargaining representative for USW-represented employees and demonstrate that it has the financial strength and commitment to honor these collective bargaining agreements, meaning that employment and benefits, including pensions – which are currently overfunded, premium-free health care and uncapped profit sharing will continue uninterrupted for represented employees after the closing of the transaction. U. S. Steel’s strong balance sheet and financial wherewithal is only strengthened by the NSC acquisition, and we look forward to their ability to invest and grow in the United States. For additional information you can find the BLA here [https://negotiations.uss.com/documents/2155544/0/2022+USS-USW+PM+BLA+%288.5x11%29.pdf/fee3c701-d48e-8ddf-ec9b-6c8f72e07787?t=1705351900669]. These obligations have been satisfied and I am attaching to this communication letters of assurance to the USW that demonstrate these commitments, with the permission of NSC.

The USW has filed a grievance with respect to the NSC transaction and we will address the concerns they have raised as prescribed by the BLA. Our views on the information set forth above already have been shared with the USW or can be found in the BLA itself. If you have questions about any of this information, as always, we encourage you to ask your union representative.

Again, these are very exciting times for U. S. Steel and we have a bright future ahead of us. On behalf of the Senior Leadership Team, I want to thank you for your dedication and commitment to U. S. Steel – and for always putting safety first.

Now, let’s get back to work … safely.

Best,

/s/ Dave Burritt
Dave Burritt

Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and NSC. In connection with the proposed transaction, the Company will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). The information in the preliminary Proxy Statement will not be complete and may be changed. The definitive Proxy Statement will be delivered to stockholders of the Company. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (in each case, if and when available), as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website ( www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the Proxy Statement when filed. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well a tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.

December 18, 2023

CONFIDENTIAL

BY OVERNIGHT

AND ELECTRONIC MAIL

David McCall

International President

United Steelworkers

60 Boulevard of the Allies

Pittsburgh, PA 15222

damccall@usw.org

Michael R. Millsap

Director District 7 and Chair Negotiating Committee

United Steelworkers

1301 Texas Street

Gary, Indiana 46402

mmilsap@usw.org

Re:      United States Steel Corporation (the “Company”) & Successorship

Dear David & Michael:

I write on behalf of Nippon Steel North America, Inc. (“NSNA”). As you know, following a very competitive bidding process, the Company’s Board of Directors has selected NSNA to be the acquirer of the Company through a merger that will result in the Company becoming a wholly owned subsidiary of NSNA (the “Transaction”). We have great admiration for the central role that the Company’s workforce has played in its storied history and bright future. As we prepare to run a best-in-class operation that expands NSNA’s steelmaking capacity in the United States, we are excited to grow our existing partnership with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the “USW”). We are proud of the close working relationship we maintain with the USW at NSNA’s Standard Steel and Wheeling Nippon Steel facilities, and we hope to further our bond with the USW through this Transaction.

David McCall and Michael R. Millsap

December 18, 2023

In connection with the Transaction, the Company will retain its existing FEIN and all collective bargaining agreements and relationships will continue uninterrupted. In this regard, the Company shall, of course, honor all agreements with the USW (collectively, the “USW Agreements”), including the basic labor agreements between the Company and the USW, dated September 1, 2022 (collectively, the "BLA"). In satisfaction of Article Two, Section D.3. of the BLA (the "Successorship Clause"), effective as of the closing of the Transaction:

(a)            NSNA hereby recognizes the USW as the bargaining representative for the USW-represented employees who are employed by the Company.

(b)            NSNA hereby assures the USW that it has the willingness and financial wherewithal to ensure that the Company will continue to honor all commitments in all USW Agreements as applied to the USW-represented employees at the Company, including the BLA and pension, health & welfare plans and agreements. Nothing about the Company's financial strength as a going concern is compromised as a result of the Transaction, and following the closing it will have the added financial strength of NSNA behind it.

(c)            NSNA hereby assumes all USW Agreements, including the BLA.

At the USW's earliest convenience, NSNA is prepared to present its financial wherewithal to the USW in satisfaction of prong (b) above. We look fo1ward to the oppo1tunity to meet with you at your earliest convenience.

Very truly yours,

Nippon Steel North America, Inc.

By:	/s/ Hiroshi Ono
Name: Hiroshi Ono
Title: President & CEO

January 5, 2024

BY OVERNIGHT

AND ELECTRONIC MAIL

David McCall

International President

United Steelworkers

60 Boulevard of the Allies

Pittsburgh, Pennsylvania 15222

damccall@usw.org

Michael R. Millsap

Director District 7 and Chair Negotiating Committee

United Steelworkers

1301 Texas Street

Gary, Indiana 46402

mmilsap@usw.org

Re:      Successorship Follow-Up

Dear Messrs. McCall & Millsap:

I write on behalf of Nippon Steel Corporation, a company incorporated under the laws of Japan and publicly listed on the Tokyo Stock Exchange (“NSC”). I understand that NSC’s wholly owned U.S. subsidiary Nippon Steel North America, Inc. (“NSNA”) had a productive in-person meeting on December 29, 2023, with you and your colleagues from the United Steelworkers (the “USW” and, such meeting, the “December 29 Meeting”). We greatly appreciate your time and, in particular, we appreciate the opportunity to share with you our commitment to United States Steel Corporation (the “Company” or “U. S. Steel”) and its workers, including those commitments specified in NSNA’s letter dated December 18, 2023 (the “Successorship Letter”). We believe that the December 29 Meeting was a productive start to our relationship, which we expect to endure for many years to come. As we hope you now understand, we are deeply committed to the continued vibrance and success of the Company, and the workforce that plays a central role in that success. A company’s most valuable asset is its people – and the Company’s talented American workforce is core to its long-term success.

To remove any doubt about NSC’s commitment to the Company, effective as of the closing of the transaction by which NSNA will be the acquirer of the Company through a merger that will result in the Company becoming a wholly owned subsidiary of NSNA (the “Transaction”):

NSC hereby assures the USW that it has the willingness and financial wherewithal to ensure that NSNA and the Company will honor all commitments in all USW agreements as applied to the USW-represented employees at the Company (collectively, the “USW Agreements”), including the Basic Labor Agreements, dated September 1, 2022 (the “BLA”), and pension, health & welfare plans and all other agreements. Nothing about the Company’s financial strength as a going concern is compromised as a result of the acquisition of the Company by NSNA, and, in fact, following the closing of such acquisition, it will have the added financial strength of NSC and NSNA behind it.

We note the following, along with the attached supporting documentation, which satisfies our obligation under the BLA to provide reasonable assurances with respect to our financial wherewithal. U. S. Steel with NSC and NSNA would offer clear financial benefits for all stakeholders, including the USW:1

•	Creates a top-3 global steel producer;[2]

•	Increases Revenues from $18.2 billion for U. S. Steel to $79.6 billion for the combined company – a 337% increase;

•	Increases Net Income from $1.1 billion for U. S. Steel to $5.3 billion for the combined company – a 382% increase;[3] and

•	Increases Cash balance from $3.2 billion for U. S. Steel to $7.6 billion for the combined company – a 138% increase.[4]

Overall, U. S. Steel is well positioned to benefit from enhanced creditworthiness from NSC’s investment-grade credit ratings (Baa2 from Moody’s and BBB+ from S&P) compared to U. S. Steel’s non-investment-grade credit ratings today (Ba3 from Moody’s and BB- from S&P). As an initial benefit, following the announcement of the transaction, U. S. Steel’s credit ratings received a “positive outlook” from both Moody’s and S&P, which demonstrates the expected credit benefit of U. S. Steel from the transaction.

1 Revenue and Net Income based on the 12-month period ending September 30, 2023. Cash balance as of September 30, 2023. NSC Revenue and Net Income converted to US Dollars based on a Japanese Yen-to- US Dollar foreign exchange rate of 0.007209, which is the average foreign exchange rate over the 12-month period ending September 30, 2023, per Factset. NSC Cash balance converted to US Dollars based on a Japanese Yen-to-US Dollar foreign exchange rate of 0.006701, which is the foreign exchange rate on September 30, 2023, per Factset.

2 Per World Steel Association, based on 2022 figures.

3 Net Income for NSC represents reported Business Profit, and for the combined company factors in the estimated after-tax interest expense on incremental debt to be assumed by NSC as a part of this transaction. The interest expense calculation assumes an annual interest rate of 3.5%, representing the average across US Dollar and Japanese Yen denominated debt raised by NSC. As a note, NSC continues to evaluate the optimal capital structure for the combined U. S. Steel and NSC business on a permanent basis, and will continue, following the closing, to evaluate and optimize the capital structure and associate cost of debt based on prevailing market trends.

4 Cash balance is inclusive of reported cash and cash equivalents on the U. S. Steel and NSC balance sheets as of September 30, 2023.

2

Accordingly, we believe that the Successorship Clause, set forth in Article Two, Section D.3, of the BLA, has been satisfied in full.

Finally, during the December 29 Meeting, you asked how the Company would prove that its profit-sharing numbers are accurate post-closing and how the USW would monitor the Company’s compliance with its post-closing obligations. On the profit-sharing, as we understand the current process, the Company calls the USW with the profit-sharing number, and then the USW requests back-up information. The Company provides such back-up information pursuant to the confidentiality provision in Article Nine, Section G. 5. b. of the BLA, and then any disputes are resolved under Article Nine, Section G. Following the closing, this same process would apply. Moreover, in addition to maintaining established protocols for the sharing of financial information relative to profit-sharing calculations, the Company will continue to prepare financial statements for U. S. Steel on a standalone basis that will be made available to the USW as appropriate to enable the USW to continue to monitor and enforce all of its agreements with the Company as it has in the past.

3

Very truly yours,

Nippon Steel Corporation

By:	/s/ Takahiro Mori
Takahiro Mori
Representative Director and Executive Vice President

Attachments

cc:	United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219
Attention: David B. Burritt, President and Chief Executive Officer

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